                                                                     Exhibit 2.2








                            STOCK PURCHASE AGREEMENT

                                      AMONG

                            RESEARCH ENGINEERS, INC.

                            R-CUBE TECHNOLOGIES, INC.

                                       AND

                                PRAKASH RAO POKALA


                                   DATED AS OF

                                JANUARY 18, 1999


                                TABLE OF CONTENTS

      DESCRIPTION                                                      PAGE NO.
      -----------                                                      --------

      1.    PURCHASE AND SALE OF SHARES......................................1
            1.1   Purchase and Sale. ........................................1
            1.2   Purchase Price. ...........................................1
            1.3   Adjustment to Purchase Price. .............................1
            1.4   Payment of Purchase Price. ................................1
            1.5   Review of Final Balance Sheet. ............................2

      2.    REPRESENTATIONS AND WARRANTIES OF R-CUBE AND SELLERS.............2
            2.1   Organization; Good Standing; Qualification and Power. .....2
            2.2   Capital Structure..........................................3
                  2.2.1 Stock. ..............................................3
                  2.2.2 No Other Commitments. ...............................3
            2.3   Authority..................................................3
                  2.3.1 Corporate Action. ...................................3
                  2.3.2 Sellers' Authority. .................................3
                  2.3.3 No Conflict. ........................................3
                  2.3.4 Governmental Consents. ..............................4
            2.4   Financial Statements. .....................................4
            2.5   Compliance with Applicable Laws. ..........................4
            2.6   Insurance. ................................................4
            2.7   Litigation. ...............................................5
            2.8   Employee Benefits..........................................5
            2.9   Absence of Undisclosed Liabilities. .......................6
            2.10  Absence of Certain Changes or Events. .....................6
            2.11  No Defaults. ..............................................7
            2.12  Certain Agreements. .......................................7
            2.13  Taxes......................................................8
            2.14  Intellectual Property. ...................................10
            2.15  Fees and Expenses. .......................................10
            2.16  Environmental Matters.....................................10
            2.17  [Intentionally Omitted]. .................................10
            2.18  Disclosure. ..............................................10
            2.19  Restrictions on Business Activities. .....................10
            2.20  Accounts Receivable.......................................10
            2.21  Personal Property. .......................................11
            2.22  Real Property. ...........................................11
            2.23  Warranties. ..............................................11
            2.24  Contracts. ...............................................11
            2.25  No Goods or Products. ....................................11

      3.    REPRESENTATIONS AND WARRANTIES OF REI...........................11
            3.1   Organization; Good Standing; Qualification and Power. ....11
            3.2   Capital Structure.........................................12
                  3.2.1 Stock, Options and Warrants. .......................12
                  3.2.2 No Other Commitments. ..............................12
            3.3   Authority.................................................12
                  3.3.1 Corporate Action. ..................................12
                  3.3.2 No Conflict. .......................................12
                  3.3.3 Governmental Consents. .............................13
            3.4   SEC Documents.............................................13
                  3.4.1 SEC Reports. .......................................13
                  3.4.2 Financial Statements. ..............................13
            3.5   Litigation. ..............................................13
            3.6   Fees and Expenses. .......................................14
            3.7   Disclosure. ..............................................14
            3.8   Financial Capacity........................................14

      4.    R-CUBE AND SELLERS' COVENANTS...................................14
            4.1   Notification of Changes. .................................14
            4.2   Maintenance of Business. .................................14
            4.3   Conduct of Business. .....................................14
            4.4   Regulatory Approvals. ....................................16
            4.5   Necessary Consents. ......................................16
            4.6   Access to Information. ...................................16
            4.7   Satisfaction of Conditions Precedent. ....................17
            4.8   Confidentiality. .........................................17
            4.9   Cooperation in Review of R-CUBE Financial Statements. ....17

      5.    REI COVENANTS...................................................17
            5.1   Regulatory Approvals. ....................................17
            5.2   Necessary Consents. ......................................17
            5.3   Satisfaction of Conditions Precedent. ....................17
            5.4   Confidentiality. .........................................18

      6.    EMPLOYEE MATTERS................................................18

      7.    INDEMNIFICATION OF THE PARTIES..................................18
            7.1   Indemnification by Sellers................................18
            7.2   Indemnification by REI....................................19
            7.3   Manner of Indemnification. ...............................19

                                       ii


      8.    CLOSING.........................................................19
            8.1   Closing Date. ............................................19
            8.2   Deliveries by R-CUBE and Sellers at the Closing. .........19
            8.3   Delivery by REI at the Closing. ..........................20

      9.    CONDITIONS PRECEDENT TO OBLIGATIONS OF R-CUBE
            AND SELLER......................................................20
            9.1   Accuracy of Representations and Warranties. ..............20
            9.2   Covenants. ...............................................20
            9.3   Compliance with Law. .....................................20

      10.   CONDITIONS PRECEDENT TO OBLIGATIONS OF REI......................20
            10.1  Accuracy of Representations and Warranties. ..............21
            10.2  Covenants. ...............................................21
            10.3  Completion of Due Diligence...............................21
            10.4  Absence of Material Adverse Change. ......................21
            10.5  Compliance with Law. .....................................21
            10.6  Documents. ...............................................21
            10.7  Corporate Opinion. .......................................22
            10.8  Other Agreements..........................................22

      11.   CONDITIONS PRECEDENT TO OBLIGATIONS OF REI,
            R-CUBE AND SELLER...............................................22
            11.1  Government Consents. .....................................22
            11.2  No Legal Action. .........................................22

      12.   TERMINATION OF AGREEMENT........................................22
            12.1  Termination. .............................................22
            12.2  Notice of Termination. ...................................23
            12.3  Effect of Termination. ...................................23

      13.   NON-COMPETITION.................................................23
            13.1  Definitions...............................................23
            13.2  Non-Solicitation of Employees. ...........................24
            13.3  Non-Solicitation of Customers. ...........................24
            13.4  Additional Agreements.....................................25
            13.5  Remedies; Enforceability..................................25

      14.   SURVIVAL OF REPRESENTATIONS, WARRANTIES
            AND COVENANTS...................................................26

      15.   MISCELLANEOUS...................................................26
            15.1  Governing Law. ...........................................26
            15.2  Assignment; Binding Upon Successors and Assigns. .........26
            15.3  Severability. ............................................26
            15.4  Counterparts. ............................................26

                                      iii.

            15.5  Other Remedies. ..........................................26
            15.6  Amendment and Waivers. ...................................26
            15.7  Expenses. ................................................27
            15.8  Attorneys' Fees. .........................................27
            15.9  Notices. .................................................27
            15.10 Construction of Agreement. ...............................28
            15.11 No Joint Venture. ........................................28
            15.12 Further Assurances. ......................................28
            15.13 Absence of Third Party Rights. ...........................28
            15.14 Entire Agreement. ........................................28

                                      iv.

                            STOCK PURCHASE AGREEMENT


      THIS STOCK PURCHASE AGREEMENT ("Agreement") is entered into as of this 18th day of January, 1999, among Research Engineers, Inc., a Delaware corporation ("REI"), R-CUBE Technologies, Inc., a California corporation ("R-CUBE"), and Prakash Rao Pokala, an individual ("Seller").

                                    RECITALS

      A. Krishna P. Reddy, an individual, and Srinivasa Reddy Malireddy, an individual (collectively, the "Other Sellers," and together with Seller, "Sellers"), own, in the aggregate, all of the issued and outstanding shares (the "Shares") of capital stock of R-CUBE.

      B. Seller owns 1,100,000 of the Outstanding Shares ("Seller's Shares").

      C. REI desires to purchase from Sellers, and Sellers desire to sell to REI, the Outstanding Shares on the terms and conditions set forth in this Agreement and in similar Stock Purchase Agreements (the "Other Agreements") to be negotiated and entered into between REI and the Other Sellers as of the date of this Agreement.

                                    AGREEMENT

      NOW, THEREFORE, the parties to this Agreement agree as follows:

      1.  PURCHASE AND SALE OF SHARES.

          1.1 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 8 below), Seller shall transfer, convey, assign and deliver Seller's Shares to REI, and REI shall acquire, purchase and accept Seller's Shares from Seller.

          1.2 Purchase Price. Subject to the adjustments to be made in accordance with the provisions of Sections 1.3 through 1.5, the purchase price for Seller's Shares is $1,066,272 (the "Purchase Price").

          1.3 Adjustment to Purchase Price. The Purchase Price shall be adjusted upward by 45.96% of the amount, if any, that the shareholders' equity of R-CUBE ("Final Shareholders' Equity") as shown on R-CUBE's balance sheet ("Final Balance Sheet") to be prepared by R-CUBE's accountants as at the Closing Date (defined in Section 8.1) and delivered to REI at the Closing exceeds $500,000.

          1.4 Payment of Purchase Price. The Purchase Price shall be paid by REI to Seller as follows:

              (1) At the Closing,REI shall pay to Seller the Purchase Price; and

              (2) Subject to Section 1.5, within 30 days after the Closing Date, REI shall pay to Seller in cash the amount of any upward adjustment to the Purchase Price made pursuant to Section 1.3.

          1.5 Review of Final Balance Sheet. REI and its representatives shall have 15 days to review the Final Balance Sheet. If REI disagrees with R-CUBE's calculation of the Final Shareholders' Equity, REI shall within 15 days after the Closing Date give written notice to Sellers of such disagreement specifying in reasonable detail, insofar as possible, the nature and extent of the disagreement. If REI and Sellers are unable to resolve any such disagreement within 15 days after REI gives Sellers notice, the disagreement shall be referred for final determination to any accounting firm of national reputation as may be reasonably acceptable to REI and Sellers. REI and Sellers may submit to the accounting firm any facts that they deem relevant to the determination, and the determination of the accounting firm shall be conclusive, non-appealable and binding upon REI and Sellers for all purposes. Any necessary upward adjustment determined by the accounting firm shall be payable in cash by REI within three days after REI has been notified of such determination. REI and Sellers agree that the procedures established by Sections 1.2 through 1.5 shall constitute the exclusive procedures for determining the consideration to be paid by REI to Sellers for the Shares. Costs incurred pursuant to this Section 1.5 shall be borne equally by REI and Sellers.

     2.   REPRESENTATIONS AND WARRANTIES OF R-CUBE AND SELLERS.

          Except as set forth in a schedule dated the date of this Agreement and delivered by R-CUBE and Seller to REI concurrently herewith ("Disclosure Schedule") specifically identifying the Section of this Agreement requiring the delivery of such disclosure, R-CUBE and Seller represent and warrant to REI as set forth below. In this Agreement, any reference to any event, change or effect being "material" with respect to any entity or group of entities means any material event, change or effect related to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of such entity or group of entities taken as a whole. In this Agreement, the term "Material Adverse Effect" used in connection with a party or any of that party's subsidiaries means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of that party and its subsidiaries, taken as a whole; provided, however, that a Material Adverse Effect shall not include: (a) any adverse effect resulting from conditions affecting the engineering software industry as a whole or the United States economy as a whole; (b) a failure by R-CUBE to meet internal earnings or revenue projections; or (c) any disruption of customer or supplier relationships arising primarily out of or resulting primarily from actions contemplated by the parties in connection with, or which is primarily attributable to the announcement of this Agreement and the transactions contemplated hereby, to the extent attributable thereto.

          2.1 Organization; Good Standing; Qualification and Power. R-CUBE is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes qualification necessary, other than in jurisdictions where the failure to qualify would not have a Material Adverse Effect. R-CUBE does not own, directly or indirectly, shares of capital stock of any other corporation or any equity interest in any other entity, nor does R-CUBE control, directly or indirectly, any other corporation, association or business organization. R-CUBE has made available to REI or its counsel complete and correct copies of the articles of incorporation and bylaws of R-CUBE, in each case as amended to the date of this Agreement, and copies of all minutes of meetings and actions by written consent of shareholders, directors and board committees of R-CUBE.

          2.2 Capital Structure.

               2.2.1 Stock. The authorized capital stock of R-CUBE consists of 10,000,000 shares of common stock, no par value per share ("R-CUBE Common Stock"). As of the date of this Agreement, 3,300,000 shares of R-CUBE Common Stock are issued and outstanding. All outstanding shares of the capital stock of R-CUBE are validly issued, fully paid and nonassessable, are not subject to preemptive rights and are owned by Sellers free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances.

               2.2.2 No Other Commitments. There are no options, warrants, calls, rights, commitments, conversion rights or agreements of any character to which R-CUBE is a party or by which R-CUBE is bound obligating R-CUBE to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of R-CUBE or securities convertible into or exchangeable for shares of capital stock of
          R-CUBE, or obligating R-CUBE to grant, extend or enter into any option, warrant, call, right, commitment, conversion right or agreement. There are no voting trusts or other agreements or understandings to which R-CUBE or any Seller is a party with respect to the voting of the capital stock of R-CUBE.

          2.3 Authority.

               2.3.1 Corporate Action. R-CUBE has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by R-CUBE and the consummation by R-CUBE of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of R-CUBE. This Agreement has been duly executed and delivered by R-CUBE, and this Agreement is the valid and binding obligation of R-CUBE, enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

               2.3.2 Sellers' Authority. Each of Sellers has full power and capacity to enter into this Agreement and the Other Agreements. This Agreement and the Other Agreements have been duly executed and delivered by Sellers and this Agreement and the Other Agreement are the valid and binding obligation of Sellers, enforceable in accordance with their terms, except that enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

               2.3.3  No   Conflict.   Neither  the   execution,   delivery  and
          performance of this Agreement, nor the consummation of the transactions contemplated hereby nor compliance with the provisions hereof will conflict with, or result in any violations of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of R-CUBE under, any term, condition or provision of (x) the articles of incorporation or bylaws of R-CUBE or (y) any loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to R-CUBE or its properties or assets, other than any such conflicts, violations, defaults, losses, liens, security interests, charges, or encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect.

               2.3.4 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each a "Governmental Entity"), is required to be obtained by R-CUBE in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          2.4 Financial Statements. R-CUBE has furnished to REI copies of: (a) the unaudited balance sheets of R-CUBE at December 31, 1996, 1997 and 1998, and the related statements of income for the periods then ended. Prior to the Closing, R-CUBE shall furnish to REI copies of R-CUBE's audited balance sheet at December 31, 1998 and the related statement of income for the period then ended. All financial statements referred to in this Section 2.4 ("R-CUBE Financial Statements") are or will be complete and correct, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the respective periods, and fairly present or will fairly present the financial condition of R-CUBE as at the respective dates thereof and the results of operation of R-CUBE for the respective periods covered by the statements of income contained in therein. R-CUBE does not have any material obligations or liabilities, contingent or otherwise, not fully disclosed by the R-CUBE Financial Statements.

          2.5 Compliance with Applicable Laws. The business of R-CUBE is not being conducted in violation of any law, ordinance, regulation, rule or order of any Governmental Entity where the violation would have a Material Adverse Effect. R-CUBE has not been notified by any Governmental Entity that any investigation or review with respect to R-CUBE is pending or threatened, nor has any Governmental Entity notified R-CUBE of its intention to conduct an investigation or review. R-CUBE has all permits, licenses and franchises from Governmental Entities required to conduct its business as now being conducted, except for those whose absence would not have a Material Adverse Effect.

          2.6 Insurance. R-CUBE maintains and at all times since January 1, 1997 has maintained general liability insurance that R-CUBE believes to be reasonably prudent for its business. The Disclosure Schedule contains a complete and correct list of all insurance policies maintained by R-CUBE. R-CUBE has delivered or made available to REI complete and correct copies of all such policies, together with all riders and amendments thereto. These policies are in full force and effect, and all premiums due thereon have been paid. R-CUBE has complied in all material respects with the terms and provisions of the policies. In the opinion of R-CUBE reasonably formed and held, there is no reasonable basis on which a claim should or could be made under any such policy.

          2.7 Litigation. There is no suit, action, arbitration, demand, claim or proceeding pending or, to the best knowledge of R-CUBE and Sellers, threatened against R-CUBE, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against R-CUBE that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. R-CUBE has made available to REI or its counsel correct and complete copies of all correspondence prepared by its counsel for R-CUBE's accountants in connection with the last two completed reviews of R-CUBE's financial statements and any correspondence since the date of the last review.

          2.8 Employee Benefits.

               (1) R-CUBE has made available to REI a list of all employees of R-CUBE and their salaries as of the date of this Agreement. R-CUBE has made available to REI copies or descriptions of all written or formal plans or agreements involving direct or indirect compensation or benefits (including any employment agreements entered into between R-CUBE and any employee of R-CUBE, but excluding workers' compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by R-CUBE under which R-CUBE has any present or future obligation or liability (collectively, "R-CUBE Employee Plans"). Copies of all R-CUBE Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof (including summary plan descriptions) have been made available to REI or its counsel. No contributions are due or past due from R-CUBE with respect to any of the R-CUBE Employee Plans. To R-CUBE's and Sellers' knowledge, each of the R-CUBE Employee Plans has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to the R-CUBE Employee Plans except for noncompliance which would not have a Material Adverse Effect.

               (2) R-CUBE has made available to REI a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (i) is not one of the R-CUBE Employee Plans, (ii) is entered into, maintained or contributed to, as the case may be, by R-CUBE and (iii) covers any employee or former employee of R-CUBE. The contracts, plans and arrangements described in this paragraph 2.8(d) are referred to collectively as the "R-CUBE Benefit Arrangements." To R-CUBE's and Sellers' knowledge, each of the R-CUBE Benefit Arrangements has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to R-CUBE Benefit Arrangements. R-CUBE has made available to REI or its counsel a complete and correct copy or description of each of the R-CUBE Benefit Arrangements.

               (3) There has been no amendment  to,  written  interpretation  or announcement by R-CUBE relating to, or change in employee participation or coverage under, any of the R-CUBE Employee Plans or R-CUBE Benefit Arrangements that would increase materially the expense of maintaining the R-CUBE Employee Plans or R-CUBE Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1998.

               (4) To R-CUBE's and Sellers' knowledge, R-CUBE is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment.

          2.9 Absence of Undisclosed Liabilities. Except as disclosed on the Disclosure Schedule, at December 31, 1998 (the "R-CUBE Balance Sheet Date"), (i) R-CUBE had no liabilities or obligations of any nature (matured or unmatured, fixed or contingent) which were material to R-CUBE, taken as a whole, and were not provided for in the unaudited December 31, 1998 balance sheet (the "R-CUBE Balance Sheet"), a copy of which has been delivered to REI; and (ii) all reserves established by R-CUBE and set forth in the R-CUBE Balance Sheet were reasonably adequate.

          2.10 Absence of Certain Changes or Events. Since the R-CUBE Balance Sheet Date there has not occurred:

               (1) any change in the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of R-CUBE taken as a whole that could reasonably constitute a Material Adverse Effect;

               (2) any amendments or changes in the articles of incorporation or bylaws of R-CUBE;

               (3) any damage, destruction or loss, whether covered by insurance or not, that could reasonably constitute a Material Adverse Effect;

               (4) any redemption, repurchase or other acquisition of shares of R-CUBE Common Stock by R-CUBE (other than pursuant to arrangements with terminated employees or consultants), or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to R-CUBE Common Stock;

               (5) any material increase in or modification of the compensation or benefits payable or to become payable by R-CUBE to any of its directors or employees, except in the ordinary course of business consistent with past practice;

               (6) any material increase in or modification of any bonus, pension, insurance or any of the R-CUBE Employee Plans or R-CUBE Benefit Arrangements (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its employees, other than in the ordinary course of business consistent with past practice;

              (7) any acquisition or sale of a material amount of property or assets of R-CUBE, other than in the ordinary course of business consistent with past practices;

               (8) any alteration in any term of any outstanding security of R-CUBE;

               (9) any (A) incurrence, assumption or guarantee by R-CUBE of any debt for borrowed money; (B) issuance or sale of any securities convertible into or exchangeable for debt securities of R-CUBE; or (C) issuance or sale of options or other rights to acquire from R-CUBE, directly or indirectly, debt securities of R-CUBE or any securities convertible into or exchangeable for any such debt securities;

               (10) any creation or assumption by R-CUBE of any mortgage, pledge, security interest or lien or other encumbrance on any asset;

               (11) any making of any loan, advance or capital contribution to or investment in any person other than (i) travel loans or advances made in the ordinary course of business of R-CUBE, (ii) other loans and advances in an aggregate amount which does not exceed $25,000 outstanding at any time and (iii) purchases on the open market of liquid, publicly traded securities;

               (12) any entering into, amendment of, relinquishment, termination or non-renewal by R-CUBE of any contract, lease transaction, commitment or other right or obligation other than in the ordinary course of business;

               (13) any transfer or grant of an R-CUBE intellectual property right, other than those transferred or granted in the ordinary course of business;

               (14) any labor dispute or charge of unfair labor practice (other than routine individual grievances) or, to R-CUBE and Sellers' knowledge, any activity or proceeding by a labor union or representative thereof to organize any employees of R-CUBE or any campaign being conducted to solicit authorization from employees to be represented by the labor union; or

               (15) any agreement or arrangement made by R-CUBE to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement untrue or incorrect unless otherwise disclosed.

          2.11 No Defaults. R-CUBE is not in default under, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute a default by R-CUBE under, any contract or agreement to which R-CUBE is a party and which would, if terminated or modified, have a Material Adverse Effect.

          2.12 Certain Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
     (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of R-CUBE from R-CUBE, under any of the R-CUBE Employee Plans, R-CUBE Benefit Arrangements or otherwise, (ii) materially increase
                                       7
     any benefits otherwise payable under any of the R-CUBE Employee Plans, the R-CUBE Benefit Arrangements or otherwise or (iii) result in the acceleration of the time of payment or vesting of any benefits.

          2.13 Taxes.

               (1) For purposes of this Agreement, "Tax" or collectively "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, estimated, excise and property taxes, together with all interest, penalties and additions imposed with respect to those amounts and any obligations under any agreements or arrangements with any other person with respect to those amounts and including any liability for taxes of a predecessor entity.

               (2) Except as set forth in the Disclosure  Schedule:

                         (i) As of the Closing, R-CUBE will have prepared and filed all required federal, state, local, and foreign returns, estimates, information statements, and reports relating to any and all Taxes ("Returns") concerning or attributable to R-CUBE that are required to be filed by or with respect to R-CUBE on or prior to the Closing, and each of the Returns shall be, to the knowledge of R-CUBE and Sellers, true, correct, and complete in all material respects and shall have been completed in accordance with applicable law;

                         (ii) As of the Closing, R-CUBE: (A) will have paid or accrued in accordance with generally accepted accounting principles all Taxes concerning or attributable to R-CUBE relating to periods ending on or before the Closing regardless of whether reflected on Returns and (B) will have withheld with respect to their employees all federal and state income taxes, FICA, FUTA, and other Taxes required to be withheld;

                         (iii) R-CUBE  has not been delinquent in the payment of
                    any Tax nor is there any Tax deficiency outstanding, proposed or assessed against R-CUBE, nor has R-CUBE executed any waiver of the statute of limitations on or extending the period for the assessment or collection of any Taxes;

                         (iv) No audit or other examination of any Return of R-CUBE is presently in progress, nor has R-CUBE been notified of any request for an audit or examination;

                         (v) R-CUBE has no liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved in accordance with generally accepted accounting principles on the R-CUBE Balance Sheet;

                         (vi) R-CUBE has made available to REI and its counsel copies of all federal and state income and all state sales and use Tax Returns for all periods ending on or after December 31, 1995;

                         (vii) There  are (and as of  immediately  following the
                    Closing there will be) no liens, pledges, charges, claims, security interests, or other encumbrances of any sort ("Liens") on the assets of R-CUBE relating or attributable to Taxes other than liens for sales and payroll taxes not yet due and payable;

                         (viii) R-CUBE has no knowledge of any reasonable  basis
                    for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of R-CUBE;

                         (ix) None of the assets of R-CUBE is property that is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former Code Section 168(f)(8), and none of the assets is treated as "tax-exempt use property" within the meaning of Code Section 168(h);

                         (x) R-CUBE has not filed any consent agreement under Code Section 341(f) or agreed to have Code Section 341(f) apply to any disposition of a "subsection (f) asset" (as defined in Code Section 341(f)(4)) owned by R-CUBE;

                         (xi) R-CUBE has not been included in any "consolidated," "unitary," or "combined" Return provided for under the law of the United States or any state or locality with respect to Taxes for any taxable period;

                         (xii) R-CUBE   is  not  a  party  to  a  tax   sharing,
                    allocation, indemnification or similar agreement or arrangement, and R-CUBE does not owe any amount under any agreement or arrangement;

                         (xiii) No Return of R-CUBE contains a disclosure statement under Code Section 6662 (or predecessor provision) or any similar provision of state, local, or foreign law;

                         (xiv) R-CUBE  is not  and has  not  been at any  time a
                    "United States real property holding corporation" within the meaning of Code Section 897(c)(2);

                         (xv) No indebtedness of R-CUBE consists of "corporate acquisition indebtedness" within the meaning of Code Section 279;

                         (xvi) R-CUBE has not taken any action not in accordance
                    with past practice that would have the effect of deferring any Tax liability of R-CUBE from any period ending on before the Closing Date to any taxable period ending after the Closing Date;

                         (xvii) R-CUBE was not acquired in a "qualified stock purchase" under Code Section 338(d)(3), and no elections under Code Section 338(g), protective carryover basis elections, or offset prohibition elections are applicable to R-CUBE or any predecessor corporations; and

                        (xviii)  The tax  bases of the  assets  of  R-CUBE  for
                    purposes of determining future amortization, depreciation, and other federal income tax deductions are accurately reflected on the tax books and records of R-CUBE.

          2.14 Intellectual Property. There are no patents, patent applications, trademarks, service marks, trademark and service mark applications, trade names and copyrights material to the lawful and efficient operation of the business of R-CUBE as presently conducted and as presently proposed to be conducted.

          2.15 Fees and Expenses. Except as set forth on the Disclosure Schedule, neither R-CUBE nor Sellers have paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement. Sellers agree that any such fees or commissions described in the preceding sentence shall be the sole responsibility of Sellers, whether or not the Closing occurs.

          2.16 Environmental Matters.

               (1) To R-CUBE's and Seller's knowledge, none of the properties or facilities of R-CUBE is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about the properties or facilities, including, but not limited to, soil and ground water condition except where the violations would not constitute a Material Adverse Effect. During the time that R-CUBE has owned or leased its properties and facilities, neither R-CUBE nor, to R-CUBE's and Sellers' knowledge, any third party, has released, used, generated, manufactured or stored on, under or about the properties or facilities or transported to or from the properties or facilities any hazardous materials.

               (2) During the time that R-CUBE has owned or leased its properties and facilities, there has been no litigation brought or threatened against R-CUBE by, or any settlement reached by R-CUBE with, any party or parties alleging the presence, disposal, release or threatened release of any hazardous materials on, from or under any of the properties or facilities.

          2.17 [Intentionally Omitted].

          2.18 Disclosure. No representation or warranty made by R-CUBE or Sellers in this Agreement or the Other Agreements, nor any document, written information, written statement, financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by Sellers, R-CUBE or their representatives pursuant to this Agreement or the Other Agreements or in connection with the transactions contemplated hereby or thereby, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

          2.19 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon R-CUBE that has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of R-CUBE, any acquisition of property by R-CUBE or the conduct of business by R-CUBE as currently conducted.

          2.20 Accounts Receivable. The accounts receivable shown on the R-CUBE Balance Sheet as of the R-CUBE Balance Sheet Date, or thereafter acquired prior to the date hereof, have been and are (as the case may be) collectible within 120 days from the Closing Date in amounts not less than the aggregate amounts thereof carried on the books of R-CUBE reduced by the reserves for discounts and bad debts taken on the R-CUBE Balance Sheet.

          2.21 Personal Property. R-CUBE has good title, free and clear of all title defects, objections and liens, including without limitation, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest-retaining arrangements, to all of its machinery, equipment, furniture, inventory and other personal property. All personal property used in the business of R-CUBE is in good operating condition. All of the leases to personal property utilized in the business of R-CUBE are valid and enforceable against R-CUBE and are not in default by R-CUBE, or, to the knowledge of R-CUBE or Sellers, are any of the other parties thereto in default thereof.

          2.22 Real Property. R-CUBE does not own any real property. The Disclosure Schedule contains a list of all leases for real property to which R-CUBE is a party, the square footage leased with respect to each lease and the expiration date of each lease. These leases are valid and enforceable and are not in default. To the knowledge of R-CUBE and Sellers, the real property leased or occupied by R-CUBE, the improvements located thereon, and the furniture, fixtures and equipment relating thereto (including plumbing, heating, air conditioning and electrical systems), conform to any and all applicable health, fire, safety, zoning, land use and building laws, ordinances and regulations. There are no outstanding contracts made by R-CUBE for any improvements made to the real property leased or occupied by R-CUBE that have not been paid for.

          2.23 Warranties. R-CUBE has made no warranties or guarantees relating to its services other than as implied or required by law. R-CUBE has no warranty or indemnification obligations relating to patents or other proprietary rights.

          2.24 Contracts. The Disclosure Schedule lists all oral or written agreements, notes, instruments or contracts to which R-CUBE is a party or by which its assets or properties may be bound which involve the payment or receipt of more than $25,000 (on an annual basis), or which have a term of more than one year, or which involve intellectual property, or which are employment or consulting agreements ("R-CUBE Contracts"). R-CUBE is not in default in performance of its obligations under any material provisions of the R-CUBE Contracts. Neither R-CUBE nor Sellers have any knowledge of any violation of or default under any R-CUBE Contract by any other party thereto or any knowledge of any intent by any other party to an R-CUBE Contract not to perform its obligations under any R-CUBE Contract.

          2.25 No Goods or Products. R-CUBE does not and has not developed, sold, marketed or distributed any goods or products.

     3.   REPRESENTATIONS AND WARRANTIES OF REI.

          REI hereby represents and warrants to R-CUBE and Seller that:

          3.1 Organization; Good Standing; Qualification and Power. REI is a corporation duly incorporated, organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes qualification necessary, other than in jurisdictions where the failure to qualify would not have a Material Adverse Effect. REI has made available to R-CUBE or its counsel complete and correct copies of the certificate of incorporation and bylaws of REI, in each case as amended to the date of this Agreement, and copies of all minutes of meetings and actions by written consent of shareholders, directors and board committees of REI.

          3.2 Capital Structure.

               3.2.1 Stock, Options and Warrants. The authorized capital stock of REI consists of 20,000,000 shares of common stock, $.01 par value per share ("REI Common Stock"), and 5,000,000 shares of Preferred Stock, $.01 par value per share ("REI Preferred Stock"). At the close of business on January 13, 1999, 5,680,710 shares of REI Common Stock were issued and outstanding, and 599,850 shares of REI Common Stock were reserved for issuance upon the exercise of outstanding options ("REI Options") and warrants ("REI Warrants") to purchase REI Common Stock. No shares of REI Preferred Stock are issued or outstanding. All outstanding shares of REI Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights. REI has made available to R-CUBE true and correct copies of its 1996, 1997 and 1998 Stock Option Plans (each an "REI Plan" and collectively, the "REI Plans").

               3.2.2 No Other Commitments. Except for the REI Options and REI Warrants disclosed in or pursuant to Section 3.2.1, there are no options, warrants, calls, rights, commitments, conversion rights or agreements of any character to which REI is a party or by which REI is bound obligating REI to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of REI or securities convertible into or exchangeable for shares of capital stock of REI, or obligating REI to grant, extend or enter into any such option, warrant, call, right, commitment, conversion right or agreement. There are no voting trusts or other agreements or understandings to which REI is a party with respect to the voting of the capital stock of REI.

          3.3 Authority.

               3.3.1 Corporate Action. REI has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by REI and the consummation by REI of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of REI. This Agreement has been duly executed and delivered by REI, and this Agreement is the valid and binding obligation of REI, enforceable in accordance with its terms, except that enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

               3.3.2  No   Conflict.   Neither  the   execution,   delivery  and
          performance of this Agreement, nor the consummation of the transactions contemplated hereby nor compliance with the provisions hereof will conflict with, or result in any violations of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of REI under, any term, condition or provision of
          (x) the certificate of incorporation or bylaws of REI or (y) any loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to REI or its respective properties or assets, other than any such conflicts, violations, defaults, losses, liens, security interests, charges or encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect.

               3.3.3 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained by REI in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          3.4 SEC Documents.

               3.4.1 SEC Reports. REI has made available to R-CUBE or its counsel correct and complete copies of each report, schedule, registration statement and definitive proxy statement filed by REI with the Securities and Exchange Commission ("SEC") on or after January 1, 1997 ("REI SEC Documents"), which are all the documents (other than preliminary material) that REI was required to file with the SEC on or after that date. As of their respective dates or, in the case of registration statements, their effective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), none of the REI SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the REI SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations promulgated by the SEC thereunder. REI has filed all documents and agreements which were required to be filed as exhibits to the REI SEC Documents.

               3.4.2 Financial Statements. The financial statements of REI included in the REI SEC Documents complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-QSB promulgated by the
          SEC)  and  fairly
          present the financial position of REI as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended.

          3.5 Litigation. There is no suit, action, arbitration, demand, claim or proceeding pending or, to the best knowledge of REI, threatened against REI in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.

          3.6 Fees and Expenses. REI has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

          3.7 Disclosure. No representation or warranty made by REI in this Agreement, nor any document, written information, written statement, financial statement, certificate or exhibits prepared and furnished or to be prepared and furnished by REI or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

          3.8 Financial Capacity. REI has the financial capability to pay the Purchase Price when due.

      4.  R-CUBE AND SELLERS' COVENANTS.

          4.1 Notification of Changes. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, R-CUBE and Sellers will promptly notify REI in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of R-CUBE or any Seller contained in this Agreement or the Other Agreements, if made on or as of the date of the event or the Closing Date, untrue or inaccurate in any material respect, (b) of any Material Adverse Effect and (c) of any breach by R-CUBE or any Seller of any covenant or agreement contained in this Agreement or the Other Agreements.

          4.2 Maintenance of Business. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, R-CUBE and Sellers will use their reasonable commercial efforts to carry on and preserve R-CUBE's business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If R-CUBE or any Seller becomes aware of any material deterioration in the relationship with any material customer, material supplier or key employee, R-CUBE or that Seller will promptly bring that information to the attention of REI.

          4.3 Conduct of Business. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, R-CUBE will, and Sellers will cause R-CUBE to, continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of REI:

               (1) borrow any money except for amounts that are not in the aggregate material to the financial condition of R-CUBE, taken as a whole;

               (2) enter into any material transaction not in the ordinary course of its business;

               (3) encumber or permit to be encumbered any of its assets except in the ordinary course of its business;

               (4) dispose of any of its assets except in the ordinary course of business consistent with past practice;

               (5) enter into any material lease or contract for the purchase or sale or license of any property, real or personal, except in the ordinary course of business;

               (6) fail to maintain its equipment and other assets in good working condition and repair according in all material respects to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

               (7) pay (or make any oral or written commitments or representations to pay) any bonus, increased salary or special remuneration to any officer, employee or consultant (except for normal salary increases consistent with past practices not to exceed 10% per year) or enter into or vary the terms of any employment, consulting or severance agreement with any person, pay any severance or termination pay (other than payments made in accordance with plans or agreements existing on the date hereof), grant any stock option or issue any restricted stock, or enter into or modify any agreement or plan of the type described in Section 2.8;

               (8) change accounting methods;

               (9) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock (other than pursuant to arrangements with terminated employees or consultants in the ordinary course of business consistent with R-CUBE's past practice);

               (10) amend or terminate any material contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of its business, or which are not material in amount or effect;

               (11) alter in any way its manner of paying payables, collecting receivables or ordering products and services;

               (12) lend any amount to any person or entity, other than (i) advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount and documented by receipts for the claimed amounts, or (ii) any loans pursuant to any R-CUBE 401(a) Plan;

               (13) guarantee or act as a surety for any obligation, except for obligations in amounts that are not material;

               (14) waive or release any right or claim except for the waiver or release of non-material claims in the ordinary course of business, consistent with past practice or the waiver or release of rights or claims set forth in the Disclosure Schedule;

               (15) issue or sell any shares of its capital stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities or other commitments to issue shares of capital stock, or accelerate the vesting of any outstanding option or other security;

               (16) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization or agreement affecting the number or rights of outstanding shares of its capital stock of any class or affecting any other of its securities;

               (17) merge, consolidate or reorganize with, or acquire any entity;

               (18) conduct any negotiations or agreements of any kind with any other parties with respect to the sale of the assets or the capital stock of R-CUBE, or for the merger or sale of R-CUBE with or to any other entity;

               (19) amend its articles of incorporation or bylaws;

               (20) license any intellectual property rights of R-CUBE except in the ordinary course of business consistent with past practice;

               (21) agree to any audit assessment by any tax authority;

               (22) change any insurance coverage; or

               (23) agree to do any of the things described in the preceding clauses in this Section 4.3.

          4.4 Regulatory Approvals. R-CUBE will promptly execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be required, or which REI may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. R-CUBE will use its reasonable efforts to promptly obtain all such authorizations, approvals and consents.

          4.5 Necessary Consents. During the term of this Agreement, R-CUBE will use its reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Section 4.4 to allow the consummation of the transactions contemplated hereby.

          4.6 Access to Information. Upon the execution of a confidentiality agreement, the form and substance of which is mutually acceptable to R-CUBE and REI, R-CUBE and Sellers will allow REI and its agents reasonable access to the files, books, records and offices of R-CUBE, including, without limitation, any and all information relating to R-CUBE's taxes, commitments, contracts, leases, licenses and real, personal and intangible property and financial condition. R-CUBE and Sellers will cause R-CUBE's accountants to cooperate with REI and its agents in making available to REI all financial information reasonably requested, including, without limitation, the right to examine all working papers pertaining to all tax returns and financial statements prepared or reviewed by the accountants.

          4.7 Satisfaction of Conditions Precedent. During the term of this Agreement, R-CUBE and Sellers will use reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Sections 10 and 11, and R-CUBE and Sellers will use their reasonable efforts to cause the transactions contemplated by this Agreement to be consummated.

          4.8 Confidentiality. All information concerning REI or any of its subsidiaries ("REI Subsidiaries") received by R-CUBE or any Seller (other than that information which is a matter of public knowledge or which has been published for public distribution or filed as public information with any governmental authority) shall not at any time, except in connection with this Agreement and the transactions contemplated hereby, be used for the advantage of, or disclosed by, R-CUBE or any Seller to any third person without the prior written consent of REI. R-CUBE and Sellers may disclose the information on a confidential basis to their affiliates, employees, officers, agents, auditors, investment bankers, consultants, counsel, directors, present and prospective lenders, and state and federal regulatory agencies. This covenant shall expire on completion of the Closing; provided, however, that if the Closing does not occur, it shall expire three years after the date of this Agreement.

          4.9 Cooperation in Review of R-CUBE Financial Statements. R-CUBE and Sellers shall cooperate fully with REI and its representatives in their review of the R-CUBE Financial Statements and the Final Balance Sheet, including providing access to the information referred to in Section 4.6 and any other information necessary in order to complete their review.

      5.  REI COVENANTS

          5.1 Regulatory Approvals. REI will promptly execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be required, or which R-CUBE may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. REI will use its reasonable efforts to promptly obtain all such authorizations, approvals and consents.

          5.2 Necessary Consents. During the term of this Agreement, REI will use its reasonable efforts to obtain such written consents and take such other actions as may be necessary
                                       17
     or appropriate in addition to those set forth in Section 5.1 to allow the consummation of the transactions contemplated hereby.

          5.3 Satisfaction of Conditions Precedent. During the term of this Agreement, REI will use its reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Sections 9 and 11, and REI will use its reasonable efforts to cause the transactions contemplated by this Agreement to be consummated.

          5.4 Confidentiality. All information concerning R-CUBE received by REI (other than that information which is a matter of public knowledge or which has been published for public distribution or filed as public information with any governmental authority) shall not at any time, except in connection with this Agreement and the transactions contemplated hereby, be used for the advantage of, or disclosed by, REI to any third person without the prior written consent of R-CUBE. REI may disclose the information on a confidential basis to its affiliates, employees, officers, agents, auditors, investment bankers, consultants, counsel, directors, present and prospective lenders, and state and federal regulatory agencies and, as provided elsewhere in this Agreement, may disclose such information in press releases and like disclosures, filings with the SEC or other governmental or self-regulatory agencies or as otherwise required. This covenant shall expire on completion of the Closing; provided, however, that if the Closing does not occur, it shall expire three years after the date of this Agreement.

      6.  EMPLOYEE MATTERS

          Following the Closing, all employees of R-CUBE will either (i) continue to be employees of R-CUBE or (ii) be offered employment by REI. In either case, those employees will be provided employment benefits that are at least comparable to those they currently receive from R-CUBE and, if necessary, R-CUBE or REI shall continue to sponsor those employees for the purpose of maintaining such employees' United States resident alien status. Notwithstanding the foregoing, REI makes no representation, warranty or promise as to the length of time that any such employee will remain in the employ of R-CUBE or REI following the Closing.

      7.  INDEMNIFICATION OF THE PARTIES.

          7.1 Indemnification by Sellers

               (1) Sellers  shall,  jointly and  severally,  indemnify,  defend, protect and hold harmless REI, R-CUBE, each of the REI Subsidiaries, each of their respective successors and assigns and each of their respective directors, officers, employees, agents and affiliates (each an "REI Indemnified Party"), against all losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation ("Losses")) based upon, resulting from or arising out of (i) any inaccuracy or breach of any representation or warranty of R-CUBE or Sellers contained in or made in connection with this Agreement, and (ii) the breach by R-CUBE or Sellers of, or the failure by R-CUBE or Sellers to observe, any of their respective covenants or other agreements contained in or made in connection with this Agreement. The indemnification provided for in this Section 7.1 shall terminate twelve months after the Closing Date (and no claims shall be made by REI under this Section 7.1 thereafter); provided, however, that Sellers shall indemnify REI for any and all Taxes incurred by or attributable to R-CUBE prior to the Closing, and the indemnification period relating to any Taxes shall terminate on the tenth day after the expiration of the applicable period of limitations on assessments and collections applicable to such taxes under the Internal Revenue Code of 1986.

               (2) Notwithstanding the foregoing, the aggregate amount to be paid by Seller under Section 7.1(a) shall not exceed 50% of the Purchase Price as adjusted pursuant to Section 1.3 and net of any insurance proceeds received by REI, and Seller shall not be required to indemnify, defend, protect and hold harmless an REI Indemnified Party pursuant to Section 7.1(a) for Losses incurred by an REI Indemnified Party with respect to any inaccuracy or breach of any representation or warranty of R-CUBE or Sellers contained in Section 2 of this Agreement or the Other Agreements unless and until the aggregate amount of such Losses exceeds $25,000, at which time the REI Indemnified Parties shall be entitled to indemnification hereunder with respect to all such aggregate amount of Losses (including the first $25,000 of Losses) and any Losses incurred or suffered by them thereafter.

          7.2 Indemnification by REI

               (1) REI shall indemnify, defend, protect and hold harmless Sellers (each a "Seller Indemnified Party") against all Losses based upon, resulting from or arising out of (i) any inaccuracy or breach of any representation, or warranty of REI contained in or made in connection with this Agreement, and (ii) the breach by REI of, or the failure by REI to observe, any of its covenants or other agreements contained in or made in connection with this Agreement. The indemnification provided for in this Section 7.2 shall terminate twelve months after the Closing Date (and no claims shall be made by Sellers under this Section 7.2 thereafter).

               (2) Notwithstanding the foregoing, the aggregate amount to be paid by REI under Section 7.2(a) shall not exceed 50% of the Purchase Price as adjusted per Section 1.3 and net of any insurance proceeds received by Sellers, and REI shall not be required to indemnify, defend, protect and hold harmless a Seller Indemnified Party pursuant to Section 7.2(a) for Losses incurred by a Seller Indemnified Party with respect to any inaccuracy or breach of any representation or warranty of REI contained in this Agreement unless and until the aggregate amount of such Losses exceeds $25,000, at which time the Seller Indemnified Parties shall be entitled to indemnification hereunder with respect to all such aggregate amount of Losses (including the first $25,000 of Losses) and any Losses incurred or suffered by them thereafter.

          7.3 Manner of Indemnification. All indemnification under this Section 7 shall be effected by the payment of cash or delivery of a bank cashier's check, or by a combination of the foregoing.

      8.  CLOSING.

          8.1 Closing Date. Subject to the termination of this Agreement as provided in Section 12, the closing of the transactions contemplated by this Agreement ("Closing") will take place at the offices of Rutan & Tucker LLP, 611 Anton, Suite 1400, Costa Mesa, California 92626 on the date following satisfaction of all conditions set forth in Sections 9, 10 and 11, which date shall be within 30 days of the date of this Agreement, unless another place, time and date is selected by R-CUBE and REI ("Closing Date").

          8.2 Deliveries by R-CUBE and Sellers at the Closing. At the Closing, R-CUBE and Sellers shall deliver to REI:

               (1) Certificates representing all of the Shares, free of liens or encumbrances, accompanied by duly executed stock powers by each Seller in favor of REI with all necessary transfer stamps affixed thereto or other evidence of payment of applicable stock transfer taxes, if any;

               (2) The Final Balance Sheet;

               (3) The officers' and Sellers' certificates referred to in Sections 10.1, 10.2 and 10.4; and

               (4) The opinion referred to in Section 10.7.

          8.3 Delivery by REI at the Closing. At the Closing, REI shall deliver to Seller a cashier's check or evidence of wire transfer of funds representing the Purchase Price for the Seller's Shares.

      9.  CONDITIONS PRECEDENT TO OBLIGATIONS OF R-CUBE AND SELLER.

          The obligations of R-CUBE and Seller hereunder are subject to the fulfillment or satisfaction on or before the Closing of each of the following conditions (any one of which may be waived by R-CUBE and Seller, but only in a writing signed by R-CUBE and Seller):

          9.1 Accuracy of Representations and Warrants. The representations and warranties of REI set forth in Section 3 shall be true and accurate in every material respect on and as of the Closing Date with the same force and effect as if they had been made at the Closing except to the extent the failure of the representations and warranties to be true and accurate in such respects has not had and could not reasonably be expected to have a Material Adverse Effect, and R-CUBE shall receive a certificate to that effect executed by REI's Chief Executive Officer and Chief Financial Officer.

          9.2 Covenants. REI shall have performed and complied in all material respects with all of its covenants required to be performed by it under this Agreement on or before the Closing, and R-CUBE shall receive a certificate to that effect signed by REI's Chief Executive Officer and Chief Financial Officer.

          9.3 Compliance with Law. There shall be no order, decree or ruling of any governmental agency or written threat thereof, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, which would prohibit or render illegal the transactions contemplated by this Agreement.

      10. CONDITIONS PRECEDENT TO OBLIGATIONS OF REI.

          The obligations of REI hereunder are subject to the fulfillment or satisfaction on or before the Closing, of each of the following conditions (any one or more of which may be waived by REI, but only in a writing signed by REI).

          10.1 Accuracy of Representations and Warrants. The representations and warranties of R-CUBE and Sellers set forth in Section 2 of this Agreement and the Other Agreements shall be true and accurate in every material respect on and as of the Closing Date with the same force and effect as if they had been made at the Closing except to the extent the failure of the representations and warranties to be true and accurate in such respects has not had and could not reasonably be expected to have a Material Adverse Effect, and REI shall receive certificates to that effect executed by each Seller and by R-CUBE's Chief Executive Officer and Chief Financial Officer.

          10.2 Covenants. R-CUBE and Sellers shall have performed and complied in all material respects with all of their covenants required to be performed by them under this Agreement and the Other Agreements on or before the Closing, and REI shall receive certificates to that effect signed by each Seller and by R-CUBE's Chief Executive Officer and Chief Financial Officer.

          10.3 Completion of Due Diligence. REI shall have conducted its due diligence investigation of R-CUBE and shall have determined, in its sole and absolute discretion, that the business, records, assets, contracts, liabilities, operations and other aspects of the business of R-CUBE (the "Business Aspects") are satisfactory to REI in all respects. REI shall have seven days (the "Initial Diligence Period") following the date of this Agreement to use its reasonable efforts to perform its due diligence investigation of R-CUBE. If, at the expiration of such Initial Diligence Period, REI shall request additional time to complete its due diligence, R-CUBE and Sellers may promptly grant or deny such request in their reasonable discretion. If such request is granted, it shall allow REI a minimum of three additional working days (the "Extension Diligence Period") to complete its due diligence investigation. Within two days following the expiration of the Initial

     Diligence Period and the Extension Diligence Period, if any, REI shall notify R-CUBE and Sellers as to whether, in REI's sole and absolute discretion, the Business Aspects are satisfactory to REI in all respects.

          10.4 Absence of Material Adverse Change. There shall not have been any material adverse change in the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of R-CUBE, taken as a whole, other than: (a) any adverse effect resulting from conditions affecting the engineering software industry as a whole or the United States economy as a whole; (b) a failure by R-CUBE to meet internal earnings or revenue projections; or (c) any disruption of customer or supplier relationships arising primarily out of or resulting primarily from actions contemplated by the parties in connection with, or which is primarily attributable to the announcement of this Agreement and the transactions contemplated hereby, to the extent attributable thereto, and REI shall receive a certificate to that effect executed by R-CUBE's Chief Executive Officer and Chief Financial Officer.

          10.5 Compliance with Law. There shall be no order, decree or ruling by any governmental agency or written threat thereof, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, which would prohibit or render illegal the transactions contemplated by this Agreement.

          10.6 Documents. REI shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by REI to provide for the continuation in full force and effect of any and all material contracts and leases of R-CUBE and for R-CUBE to consummate the transactions contemplated hereby except when the failure to receive the consents, etc., would not have a Material Adverse Effect.

          10.7 Corporate Opinion. REI shall have received the opinion of R-CUBE's corporate legal counsel based upon reasonably requested certifications as to factual matters and dated the Closing Date regarding the status and authority of R-CUBE, the authorization of this Agreement and the transactions contemplated hereby by R-CUBE, and the binding effect of this Agreement on R-CUBE and Sellers. The opinion shall be satisfactory to REI.

          10.8 Other Agreements. The closing of the Other Agreements shall occur simultaneously with the Closing of this Agreement.

      11. CONDITIONS PRECEDENT TO OBLIGATIONS OF REI, R-CUBE AND SELLER.

          The obligations of REI, R-CUBE and Sellers hereunder are subject to the fulfillment or satisfaction on or before the Closing, of each of the following conditions (any one or more of which may be waived by REI, R-CUBE and Seller, but only in a writing signed by REI, R-CUBE and Seller).

          11.1 Government Consents. There shall have been obtained on or before the Closing such material permits or authorizations, and there shall have been taken such other action, as may be required to consummate the transactions contemplated by this Agreement by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

          11.2 No Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement or the Other Agreements shall have been issued by any federal or state court and remain in effect, nor shall any proceeding initiated by the federal government seeking any of the foregoing be pending.

      12. TERMINATION OF AGREEMENT.

          12.1 Termination. This Agreement may be terminated at any time prior to the Closing:

               (1) by written agreement of R-CUBE, REI and Seller;

               (2) by R-CUBE and Seller, if there has been a breach by REI of any representation, warranty, covenant or agreement set forth in this Agreement on the part of REI, or if any representation of REI shall have become untrue, in either case which has or can reasonably be expected to have a Material Adverse Effect and which REI fails to cure prior to the Closing (except that no cure period shall be provided for a breach by REI which by its nature cannot be cured);

               (3) by REI, if there has been a breach by R-CUBE or Seller of any representation, warranty, covenant or agreement set forth in this Agreement on the part of R-CUBE or Seller, or if any representation of R-CUBE or Seller shall have become untrue, in either case which has or can reasonably be expected to have a Material Adverse Effect and which R-CUBE or Seller fails to cure prior to the Closing (except that no cure period shall be provided for a breach by R-CUBE or Seller which by its nature cannot be cured);

               (4) by R-CUBE, Seller or REI, if:

                    (i)...if all the  conditions for Closing shall not have been satisfied or waived on or before February 28, 1999 other than as a result of a breach of this Agreement by the terminating party; or

                    (ii)..if a permanent injunction or other order by any federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the transactions contemplated by this Agreement shall have been issued and shall have become final and nonappealable.

          12.2 Notice of  Termination.  Any  termination of this Agreement under
     Section 12.1 will be effective by the delivery of written notice of the terminating party to the other parties hereto.

          12.3 Effect of Termination. In the case of any termination of this Agreement or the Other Agreements as provided in Section 12 of this Agreement or the Other Agreements, this Agreement shall be of no further force and effect (except as provided in Section 14) and nothing herein shall relieve any party from liability for any breach of this Agreement or the Other Agreements. In case of any termination as a result of a breach by a party or the failure of a party to satisfy Closing conditions to be satisfied by it and which are within its control, that party shall bear all of the expenses (including, without limitation, reasonable legal, accounting and other advisory fees) of the other parties incurred in connection with the failed transaction; provided, however, that in no event shall REI be responsible for payment of the fees and expenses described in
     Section 2.15. In all other cases of termination, each party shall be responsible for its own expenses.

      13. NON-COMPETITION.

          13.1 Definitions. For purposes of this Section 13, the following terms shall have the following meanings:

               (1) "Customer Non-Solicitation Period" shall mean, with respect to each Seller, the period commencing on the Closing Date and continuing for a period of two years after such date; provided, however, that the Customer Non-Solicitation Period with respect to each Seller shall be extended by the number of days in which such Seller is or was engaged in activities constituting a breach of
          Section 13.3.

               (2) The term "Customers" shall mean, with respect to each Seller, any manager, group or division located in a specific building that, during the year preceding the date of this Agreement, as of the date of this Agreement, during the period from the date of this Agreement to the Closing Date or during the Employee Non-Solicitation Period or the Customer Non-Solicitation Period is or was a client or customer of R-CUBE.

               (3) The words "directly or indirectly" shall mean: (i) being personally involved in providing or seeking to provide services to an Employee, Customer or Prospective Customer; (ii) participating in any person or enterprise as an owner, partner, limited partner, joint venturer, controlling member or controlling shareholder; or (iii) communicating to any such person or enterprise any confidential information of the business conducted by R-CUBE during the relevant period.

               (4) "Employees" shall mean any employee of R-CUBE as of, or immediately prior to the date of this Agreement, during the period from the date of this Agreement to the Closing Date or during the Employee Non-Solicitation Period or the Customer Non-Solicitation Period.

               (5) "Employee Non-Solicitation Period" shall mean, with respect to each Seller, the period commencing on the Closing Date and continuing for a period of two years after such date; provided, however, that the Employee Non-Solicitation Period with respect to each Seller shall be extended by the number of days in which such Seller is or was engaged in activities constituting a breach of
          Section 13.2. Notwithstanding the foregoing sentence, with respect to the employment of Mr. Deepak Suktbankar, the Employee Non-Solicitation Period shall be from the date of this Agreement through and including the date that is 45 days after the Closing Date.

               (6) The term "person" shall mean any natural person, firm, partnership, association, corporation, company, limited liability company, limited partnership, trust, business trust, Governmental Entity or other entity.

               (7) The term "Prospective Customer" shall mean any manager, group or division located in a specific building that R-CUBE has contacted, or has developed a strategy or plan to contact, for the purpose of acquiring manager, group or division as a customer or client.

          13.2 Non-Solicitation of Employees. Sellers recognize that the Employees are a valuable resource of R-CUBE. Accordingly, during the Employee Non-Solicitation Period, no Seller shall, either alone or in conjunction with any other person or entity, directly or indirectly go into business with any Employee or solicit, induce or recruit any Employee to leave the employ of R-CUBE.

          13.3 Non-Solicitation of Customers. Sellers recognize that customers are a valuable resource of R-CUBE. Accordingly, during the Employee Non-Solicitation Period, no Seller shall, either alone or in conjunction with any other person or entity, directly or indirectly call on, solicit, take away, accept as a client, customer or prospective client or customer, or attempt to call on, solicit, take away, accept as a client, customer or prospective client or customer a Customer or Prospective Customer.

          13.4  Additional  Agreements.   Seller  hereby  expressly  agrees  and
     acknowledges that:

               (1) R-CUBE has protectable business interests with respect to its Employees, Customers and Prospective Customers, and that competition with and against such business interests would be harmful to R-CUBE;

               (2) the covenants contained in this Section 13 are reasonable as to time and geographical area and do not place any unreasonable burden upon each Seller's ability to earn a livelihood;

               (3) the public will not be harmed as a result of enforcement of the covenants contained in this Section 13;

               (4) the personal legal counsel for each Seller has reviewed the covenants contained in this Section 13;

               (5) the parties have entered into the covenants contained herein in connection with and as a condition precedent to the consummation of the Agreement and the Other Agreements, pursuant to which REI shall acquire R-CUBE; the agreements, actions, covenants, and promises contained herein are intended to protect and ensure the value of R-CUBE, including its goodwill, which actions, covenants, and promises are a material consideration to REI in connection with this Agreement and the Other Agreements; and, to the extent that the laws of any jurisdiction in which this Agreement or the Other Agreements shall be interpreted, construed, and/or enforced distinguish between covenants given in connection with the sale of a business and its goodwill and covenants given in connection with employment, this covenant will be given the broader interpretation customarily given to covenants in connection with the sale of a business and the transfer of goodwill to REI; and

               (6) each Seller understands and agrees to each and every term and condition contained Section 13 of this Agreement and the Other Agreements.

          13.5 Remedies; Enforceability. Seller recognizes and acknowledges that irreparable damage will result to REI in the event of a breach by Seller or any of Seller's affiliates of the provisions of this Section 13, and, accordingly, in the event of such a breach, REI will be entitled, in addition to any other legal or equitable damages and remedies to which it may be entitled or which may be available, to an injunction to restrain the violation thereof. If any provision of this Section 13 shall be adjudicated by a court of competent jurisdiction to be invalid or unenforceable because of the scope, duration, area of its applicability, or any other reason, the court making such determination will have the power to modify such scope, duration, or area, or all of them, or to strike an invalid or unenforceable provision, in whole or in part, to the extent necessary to make such scope, duration, area, or provision valid and enforceable.

      14. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

          All representations, warranties and covenants of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of the termination of this Agreement or one year after the Closing Date, whereupon the representations, warranties and covenants will expire (except for covenants, such as those contained in Sections 4.8, 5.4, 7 and 13, that by their terms survive for a longer period).

      15. MISCELLANEOUS.

          15.1 Governing Law. The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties hereto.

          15.2 Assignment; Binding Upon Successors and Assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          15.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the interest of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purpose of the void unenforceable provision.

          15.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

          15.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

          15.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

          15.7 Expenses. Except as provided in Section 12.3, REI, on the one hand, and Sellers and R-CUBE, on the other, will each bear their own expenses and legal fees incurred with respect to this Agreement and the transactions contemplated hereby.

          15.8 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal).

          15.9 Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (at such other address for a party as shall be specified by like notice):

            If to R-CUBE to:........R-CUBE Technologies, Inc.
                                    20410 Town Center Lane, #160
                                    Cupertino, California  95014
                                    Attention: Chief Executive Officer
                                    Telecopier: (408) 255-2042

            With a copy to:.........Gray Cary Ware & Friedenrich LLP
                                    4365 Executive Drive, Suite 1600
                                    San Diego, California 92121-2189
                                    Attention: Christopher M. Smith, Esq.
                                    Telecopier: (619) 677-1477

            If to REI to:...........Research Engineers, Inc.
                                    22700 Savi Ranch Parkway
                                    Yorba Linda, California 92887
                                    Attention: Chief Executive Officer
                                    Telecopier: (714) 974-4771

            With a copy to:.........Rutan & Tucker, LP
                                    611 Anton, Suite 1400
                                    Costa Mesa, California 92626
                                    Attention: Cristy G. Lomenzo, Esq.
                                    Telecopier: (714) 546-9035

            If to Sellers to:.......Prakash Rao Pokala
                                    20063 Merritt Drive
                                    Cupertino, California 95014

          All notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of delivery, (b) in the case of a telecopy, when the party receiving the copy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized overnight courier, on the business day following dispatch, and (d) in the case of mailing, on the third business day following such mailing.

          15.10 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an Exhibit will mean a Section in, or Exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

          15.11 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties to this Agreement. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other. The status of the parties hereto is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

          15.12 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

          15.13 Absence of Third Party Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder or partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

          15.14 Entire Agreement. This Agreement and the schedules and exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

      IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed by their duly authorized respective officers as of the date first above written.

REI:                                RESEARCH ENGINEERS, INC.,
                                    a Delaware corporation

                                    By: /S/ AMRIT K. DAS
                                    --------------------
                                    Amrit K. Das, President

                                    By: /S/ WAYNE L. BLAIR
                                    ----------------------
                                    Wayne L. Blair, Secretary

R-CUBE:                             R-CUBE TECHNOLOGIES, INC.,
                                    a California corporation

                                    By: /S/ KRISHNA P. REDDY
                                    ------------------------
                                    Krishna P. Reddy, President

                                    By: /S/ SRINIVASA REDDY MALIREDDY
                                    ---------------------------------
                                    Srinivasa Reddy Malireddy,
                                    Secretary

SELLER:                             /S/ PRAKASH RAO POKALA
                                    -------------------------
                                    PRAKASH RAO POKALA, an individual


I, THE SPOUSE OF SELLER, HAVE EXECUTED THIS AGREEMENT FOR THE PURPOSE OF CONFIRMING MY CONSENT TO THE CONVEYANCE OF MY COMMUNITY PROPERTY INTEREST, IF ANY, IN SHARES OF CAPITAL STOCK OF R-CUBE PURSUANT TO THIS AGREEMENT

                /S/ SUCHARITA POKALA
                ----------------------------
                Print Name: Sucharita Pokala